EXHIBIT 21

               SUBSIDIARIES OF THE REGISTRANT


Parent                          Subsidiary                    State of Incorporation

First Financial Bancorp, Inc.   First Federal Savings Bank    United States

First Federal Savings Bank      First Financial Services      Illinois
                                  of  Belvidere,
                                  Illinois, Inc.